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                              EXHIBIT 99

                             PRESS RELEASE








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                        P R E S S   R E L E A S E




     RELEASE DATE:                      CONTACT:
     -------------                      --------
     December 16, 1998                  Frank D. Martz
                                        Senior Vice President
                                        of Operations and Secretary
                                        (724) 758-5584


           ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
           -------------------------------------------------

          ESB Financial Corporation announced today that its Board of Directors at its meeting on December 15, 1998 declared a quarterly cash dividend of $.09 on the Common Stock of ESB Financial Corporation payable on January 25, 1999 to the stockholders of record at the close of business on December 31, 1998.

          In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended September 30, 1998. The Company recognized net income for the three month period ended September 30, 1998 of $1.5 million or $.27 per share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend of $.09 per share, which represents the thirty-fourth consecutive quarter of declaring such a dividend. This quarterly cash dividend equates to an annual cash dividend of $.36 per share.

          ESB Financial Corporation is the parent Holding Company of ESB Bank, F.S.B and Troy Hill Bank, a division of ESB Bank and offers a wide variety of financial products and services through eleven offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

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